Exhibit 99.1

Investor Contact:	Press Contact:
Nik Singhal	Brian Beades
212.810.5427	212.810.5596

BlackRock Capital Investment Corporation Reports Financial Results for the Quarter Ended June 30, 2018, Declares Quarterly Distribution of $0.18 per Share

•	GAAP Net Investment Income (NII) of $0.16 per share providing second quarter distribution coverage of 90%
•

Net Asset Value (NAV) per share declined 1.2% or $0.09 per share to $7.56 per share on a quarter-over-quarter basis primarily due to increase in net unrealized and realized depreciation on legacy assets

•	Under our existing share repurchase program, we repurchased 1,268,684 shares of common stock for $7.9 million, including brokerage commissions, via open market purchases in the second quarter
•

Net leverage of 0.43x was down, reflecting an increase in prepayment activity. Total liquidity for portfolio company investments, including cash, was approximately $280 million, subject to leverage and borrowing base restrictions

•	BCIC Senior Loan Partners increases its investment capacity from $300 million to $400 million

New York, August 1, 2018 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BCIC” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors declared a quarterly distribution of $0.18 per share, payable on October 8, 2018 to stockholders of record at the close of business on September 17, 2018.

“We continued to execute upon our disciplined deployment strategy in the second quarter, adding two new portfolio companies to our balance sheet as well as making incremental investments in four existing portfolio companies including BCIC Senior Loan Partners (“Senior Loan Partners”). We saw multiple exits during the quarter driving the decrease in net leverage from 0.56x to 0.43x quarter-over quarter. Additionally, the reduction in NAV that we experienced was mainly due to markdowns on certain legacy investments. Under BlackRock’s management of BCIC, from March 6, 2015 to June 30, 2018, we have deployed $860 million of capital, of which $290 million has been exited with a realized IRR of 13.8%” commented James E. Keenan, Chairman and Interim CEO of BlackRock Capital Investment Corporation.

“In the current market conditions of compressed credit spreads, higher leverage levels and weaker structures, we remain highly selective in new investment opportunities and focused on opportunities with strong underlying credit metrics.  Additionally, our portfolio investments in Senior Loan Partners and Gordon Brothers Finance Company continue to provide us with exposure to assets at the top of the capital structure. Senior Loan Partners upsized its committed equity base as well as refinanced and upsized its credit facility expanding its investable capacity from $300 million to $400 million.

“Under our existing share repurchase program, during the quarter, we invested approximately $7.9 million in share repurchases at an average price of $6.21 per share. With liquidity at $280 million and no debt maturities until 2022, we have significant operating flexibility and deployment capacity.”

Financial Highlights

	Q2 2018		Q1 2018		Q2 2017
	Total	Per	Total	Per	Total	Per
($'s in millions, except per share data)	Amount	Share	Amount	Share	Amount	Share

Net Investment Income	$ 11.5	$ 0.16	$ 11.6	$ 0.16	$ 13.9	$ 0.19
Net realized and unrealized gains/(losses)	$ (5.5)	$ (0.08)	$ (12.5)	$ (0.17)	$ 3.1	$ 0.04
Deferred taxes	$ (1.8)	$ (0.02)	—	—	—	—
Basic earnings/(loss)	$ 4.2	$ 0.06	$ (0.9)	$ (0.01)	$ 17.0	$ 0.23
Distributions declared	$ 12.8	$ 0.18	$ 13.2	$ 0.18	$ 13.1	$ 0.18
Net Investment Income/(loss), as adjusted[1]	$ 11.5	$ 0.16	$ 11.6	$ 0.16	$ 13.9	$ 0.19
Basic earnings/(loss), as adjusted[1]	$ 4.2	$ 0.06	$ (0.9)	$ (0.01)	$ 17.0	$ 0.23

	June 30,	March 31,	December 31,	June 30,
($'s in millions, except per share data)	2018	2018	2017	2017

Total assets	$ 800.0	$ 887.1	$ 799.9	$ 925.0
Investment portfolio, at fair market value	$ 776.3	$ 870.1	$ 757.9	$ 893.3
Debt outstanding	$ 241.5	$ 310.1	$ 206.7	$ 295.5
Total net assets	$ 536.6	$ 553.1	$ 571.1	$ 607.5
Net asset value per share	$ 7.56	$ 7.65	$ 7.83	$ 8.33
Net leverage ratio[2]	0.43x	0.56x	0.32x	0.47x

Business Updates

•

Under our existing share repurchase program, during the second quarter of 2018, 1,268,684 shares were repurchased for $7.9 million at an average price of $6.21 per share, including brokerage commissions. The cumulative repurchases since BlackRock entered into the investment management agreement with the Company in early 2015 totaled approximately 5.1 million shares for $38.1 million, representing 75.6% of total share repurchase activity, on a dollar basis.  Since the inception of our share repurchase program through June 30, 2018, we have purchased 6.8 million shares at an average price of $7.36 per share, including brokerage commissions, for a total of $50.4 million. In May 2017, our Board of Directors approved an increase to the remaining amount of shares authorized to be repurchased to a total of 2.5 million shares effective July 1, 2017, and an extension to the plan until the earlier of June 30, 2018 or such time that all of the authorized shares have been repurchased. In April 2018, our Board of Directors authorized a total of 2.5 million shares for repurchase, effective July 1, 2018 until the earlier of June 30, 2019 or until such time that all of the authorized shares have been repurchased.

•

Subsequent to the quarter ended June 30, 2018, Senior Loan Partners, as Servicer, and its wholly-owned subsidiary BCIC Senior Loan Funding II, LLC (a newly formed entity), as Borrower, entered into a $270 million Loan and Servicing Agreement with Morgan Stanley Senior Funding, Inc. acting as Administrative Agent and The Bank of New York Mellon Trust Company acting as Collateral Agent. Proceeds from this credit facility refinanced the outstanding balances under the existing $200 million credit facility to BCIC Senior Loan Funding, LLC (a wholly-owned subsidiary of Senior Loan Partners). As previously disclosed, on April 16, 2018, the Company increased its equity commitment in Senior Loan Partners from $85.0 million to $113.3 million. Concurrently, Windward Investments LLC, our joint venture partner, increased their equity commitment in a pro rata manner from $15.0 million to $20.0 million. With the increase in the size of equity commitments and the credit facility, the investing capacity of Senior Loan Partners has increased from $300 million to approximately $400 million.

[1]	Non-GAAP basis financial measure. See Supplemental Information on page 8.
[2]	Calculated as the ratio between (A) debt, excluding unamortized debt issuance costs, less available cash and receivable for investments sold, and (B) net asset value.

Portfolio and Investment Activity*

($’s in millions)	Three months	Three months	Three months
	ended	ended	ended
	June 30, 2018	March 31, 2018	June 30, 2017
Investment deployments	$61.3	$144.6	$22.8
Investment exits	$152.1	$17.2	$72.0
Number of portfolio company investments at the end of period	29	31	34
Weighted average yield of debt and income producing equity securities, at fair market value	11.5%	11.3%	11.3%
% of Portfolio invested in Secured debt, at fair market value	52%	59%	64%
% of Portfolio invested in Unsecured debt, at fair market value	18%	16%	17%
% of Portfolio invested in Equity, at fair market value	30%	25%	19%
Average investment by portfolio company, at amortized cost (excluding investments below $5.0 million)	$32.9	$33.6	$33.0

*balance sheet amounts above are as of period end

•	We deployed $61.3 million during the quarter while exits of investments totaled $152.1 million, resulting in a $90.8 million net decrease in our portfolio due to investment activity.
▪	Our deployments were primarily concentrated in two new portfolio company investments, and incremental investments in four existing portfolio companies:
▪

$14.0 million funded L+7.50% second lien term loan to Northstar Financial Services Group, LLC, which is a leading provider of technology enabled, web based outsourced practice management solutions serving investment advisors;

▪

$6.4 million funded and $2.7 million unfunded, L+8.00% second lien term loan and second lien delayed draw term loan to Pharmalogic Holdings Corp., which is a leading independent provider of radiopharmaceuticals with 16 nuclear pharmacies throughout the United States;

▪	$17.5 million of incremental equity to Senior Loan Partners;
▪	$8.3 million of incremental L+11.00% unsecured debt to Gordon Brothers Finance Company to fund portfolio growth;
▪	$6.2 million of incremental 12.00% unsubordinated debt and $1.6 million equity investment in First Boston Construction Holdings, LLC; and
▪	$5.6 million L+8.00% second lien delayed draw term loan to Pathway Partners Vet Management Company, LLC.
▪	Our repayments were primarily concentrated in four portfolio company exits, two dispositions and one partial repayments:
▪	$32.0 million repayment of Pre-paid Legal Services, Inc., second lien term loan;
▪	$25.0 million repayment of Tri-Anim Health Services, Inc., second lien term loan;
▪	$20.0 million repayment of JLL Pioneer Inc., second lien term loan;
▪	$7.3 million repayment of ECI Cayman Holdings, LP, limited partnership interest;
▪	$15.8 million sale at par to a third party of Bankruptcy Management Solutions, Inc., first lien term loan;
▪

$27.2 million and $5.6 million partial sale at par to a third party (as previously disclosed) of our first lien term loan and delayed draw term loan, respectively, from St. George Warehousing & Trucking Co. of California, Inc.; and

▪	$18.7 million partial repayment of our Gordon Brothers Finance Company’s unsecured debt.

•

Our $92.3 million equity investment in Senior Loan Partners is generating a yield of approximately 11%. Senior Loan Partners made investments into three new portfolio companies and three existing portfolio companies totaling $50.8 million of new capital deployments during the quarter, bringing committed and outstanding amounts, at par, to $287.2 million and $264.0 million, respectively, and a total of 22 borrowers.  The three new investments, at par, were (i) a $9.3 million first lien term loan to New Era Technology, Inc., a provider of managed services, cloud, collaboration, data networking, and security solutions, (ii) a $15.0 million first lien term loan to Crown Paper Group, Inc., an independent, vertically-integrated containerboard system company, and (iii) a $9.4 million first lien loan to ENC Holding Corporation, an asset-light logistics platform providing business process outsourcing services. Additional investments in existing portfolio companies primarily include (i) additional investment of $8.0 million in first lien and revolving loans to NSM Sub Holdings Corp., and (ii) additional investment of $4.5 million to Accruent, LLC in first lien and delayed draw loans.

•

As of June 30, 2018, there was one non-accrual investment position, representing approximately 0.1% and 1.8% of total debt and preferred stock investments, at fair value and cost, respectively, as compared to non-accrual investment positions of approximately 3.6% and 14.3% of total debt and preferred stock investments at fair value and cost, respectively, at December 31, 2017.  Our average internal investment rating at fair market value at June 30, 2018 was 1.23 as compared to 1.24 as of the prior quarter end.

•

During the quarter ended June 30, 2018, net realized gain was $3.9 million, primarily resulting from a gain on the sale of ECI Cayman Holdings, LP, partially offset by a loss relating to our investment in SVP Worldwide Ltd; net unrealized depreciation increased $9.5 million before deferred taxes, primarily due to an increase in unrealized depreciation mainly on certain legacy investments, as well as the reversal of previously recognized appreciation upon dispositions. For the three months ended June 30, 2018, unrealized gains in a consolidated taxable subsidiary resulted in a deferred tax liability of $1.8 million.

Second Quarter Financial Updates

•

GAAP net investment income (“NII”) was $11.5 million, or $0.16 per share, for the three months ended June 30, 2018.  Relative to distributions declared of $0.18 per share, our NII distribution coverage was 90% for the quarter.

•

As previously disclosed, our base management fee rate was reduced from an annual rate of 2.00% of total assets to 1.75% effective March 7, 2017. For the quarter ended June 30, 2018, $1.9 million of incentive management fees based on income was earned by our investment adviser; however, as previously disclosed, any such fees earned until December 31, 2018 have been waived by our investment adviser. Pursuant to the waiver, $11.6 million of incentive management fees have been waived on a cumulative basis. During the quarter, there was no accrual for incentive management fees based on gains.

•

Tax characteristics of all 2017 distributions were reported to stockholders on Form 1099 after the end of the calendar year. Our 2017 tax distributions of $0.72 per share were comprised of ordinary income. Our return of capital distributions totaled $1.96 per share from inception to December 31, 2017.  At our discretion, we may carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income.  We will accrue excise tax on estimated undistributed taxable income as required.  There was no undistributed taxable income carried forward from 2017.  For more information on distributions, please refer to Section 19 Notices posted within the Distribution History section of our website, as necessary.

Liquidity and Capital Resources

•

At June 30, 2018, we had $7.7 million in cash and cash equivalents and $271.9 million of availability under our credit facility, subject to leverage restrictions, resulting in approximately $279.6 million of availability for portfolio company investments.

•

Net leverage, adjusted for available cash, receivables for investments sold and unamortized debt issuance costs, was 0.43x at quarter-end, and our 317% asset coverage ratio provided the Company with available debt capacity under its asset coverage requirements of $287.1 million which exceeds the available amount of $279.6 million for portfolio company investments.  Further, as of quarter-end, 80% of our portfolio was invested in qualifying assets, exceeding the 70% regulatory requirement of a business development company.

Conference Call

BlackRock Capital Investment Corporation will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Thursday, August 2, 2018, to discuss its second quarter 2018 financial results.  All interested parties are welcome to participate.  You can access the teleconference by dialing, from the United States, (800) 263-0877, or from outside the United States, +1-646-828-8143, shortly before 10:00 a.m. and referencing the BlackRock Capital Investment Corporation Conference Call (ID Number 2195695). A live, listen-only webcast will also be available via the Investor Relations section of www.blackrockbkcc.com.  Both the teleconference and webcast will be available for replay by 1:00 p.m. on Thursday, August 2, 2018 and ending at 1:00 p.m. on Thursday, August 16, 2018.  To access the replay of the teleconference, callers from the United States should dial (888) 203-1112 and callers from outside the United States should dial +1-719-457-0820 and enter the Conference ID Number 2195695.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment Corporation’s website within the Presentations section of the Investors page (http://www.blackrockbkcc.com/news-and-events/disclaimer).

About BlackRock Capital Investment Corporation

BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

(Unaudited)

	June 30, 2018	December 31, 2017
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $260,738,061 and $311,938,762)	$ 239,623,756	$ 261,683,202
Non-controlled, affiliated investments (cost of $140,400,336 and $195,354,637)	171,502,210	215,779,077
Controlled investments (cost of $391,542,064 and $321,999,526)	365,144,975	280,478,528
Total investments at fair value (cost of $792,680,461 and $829,292,925)	776,270,941	757,940,807
Cash and cash equivalents	7,687,958	29,014,645
Receivable for investments sold	5,366,758	1,344,918
Interest, dividends and fees receivable	7,533,034	8,342,780
Prepaid expenses and other assets	3,118,038	3,236,819
Total Assets	$ 799,976,729	$ 799,879,969
Liabilities
Debt (net of deferred financing costs of $3,699,350 and $4,209,445)	$ 241,522,761	$ 206,661,272
Interest and credit facility fees payable	549,902	1,820,971
Distributions payable	12,782,869	13,152,924
Deferred tax liability	1,810,391	—
Base management fees payable	3,850,899	3,734,655
Payable for investments purchased	—	479,297
Accrued administrative services	417,215	114,995
Other accrued expenses and payables	2,461,332	2,815,923
Total Liabilities	263,395,369	228,780,037
Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 77,861,287 and 77,723,764 issued and 71,015,946 and 72,946,910 outstanding	77,861	77,723
Paid-in capital in excess of par	858,904,233	858,087,822
Undistributed / (Distributions in excess of) net investment income	(16,691,741)	(13,918,838)
Accumulated net realized loss on investments and extinguishment of debt	(235,435,820)	(162,723,790)
Net unrealized (depreciation), net of tax	(19,881,331)	(72,688,483)
Treasury stock at cost, 6,845,341 and 4,776,854 shares held	(50,391,842)	(37,734,502)
Total Net Assets	536,581,360	571,099,932
Total Liabilities and Net Assets	$ 799,976,729	$ 799,879,969
Net Asset Value Per Share	$ 7.56	$ 7.83

BlackRock Capital Investment Corporation

Consolidated Statements of Operations

(Unaudited)

	Three months	Three months	Six months	Six months
	ended	ended	ended	ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Investment Income:
Non-controlled, non-affiliated investments:
Cash interest income	$ 8,180,538	$ 12,249,128	$ 15,324,565	$ 23,533,457
PIK interest income	—	1,513,528	—	2,990,916
Cash dividend income	—	—	—	404,781
PIK dividend income	—	—	—	65,943
Fee income	283,501	41,780	748,707	340,677
Total investment income from non-controlled, non-affiliated investments	8,464,039	13,804,436	16,073,272	27,335,774
Non-controlled, affiliated investments:
Cash interest income	2,908,434	2,522,872	5,123,047	4,987,708
PIK interest income	—	918,265	690,960	2,115,110
PIK dividend income	191,126	277,119	380,152	466,145
Fee income	—	63,621	35,000	349,916
Total investment income from non-controlled, affiliated investments	3,099,560	3,781,877	6,229,159	7,918,879
Controlled investments:
Cash interest income	5,730,772	3,911,550	10,816,477	9,615,537
PIK interest income	516,747	1,043,953	1,283,213	1,176,434
Cash dividend income	3,490,425	2,111,151	6,617,286	3,508,502
PIK dividend income	—	—	731,516	—
Fee income	3,267	—	390,325	25,000
Total investment income from controlled investments	9,741,211	7,066,654	19,838,817	14,325,473
Other Income	—	590,429	—	590,429
Total investment income	21,304,810	25,243,396	42,141,248	50,170,555
Expenses:
Base management fees	3,850,899	4,139,347	7,163,268	8,663,204
Incentive management fees	1,921,506	2,773,859	3,656,701	3,583,042
Interest and credit facility fees	3,989,257	5,261,085	7,698,215	9,248,165
Professional fees	618,756	792,283	1,351,920	1,357,393
Administrative services	417,214	303,782	970,978	631,459
Director fees	178,000	145,249	365,000	317,749
Investment advisor expenses	87,500	87,501	175,000	175,001
Other	625,480	644,853	1,256,217	1,342,988
Total expenses, before incentive management fee waiver	11,688,612	14,147,959	22,637,299	25,319,001
Incentive management fee waiver	(1,921,506)	(2,773,859)	(3,656,701)	(3,583,042)
Expenses, net of incentive management fee waiver	9,767,106	11,374,100	18,980,598	21,735,959
Net Investment Income	11,537,704	13,869,296	23,160,650	28,434,596

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	3,919,359	8,362	(46,596,597)	(53,983,599)
Controlled investments	3,000	—	(26,115,432)	2,375,535
Net realized gain (loss)	3,922,359	8,362	(72,712,029)	(51,608,064)
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	(14,549,262)	(2,697,247)	29,141,255	54,003,848
Non-controlled, affiliated investments	13,734,096	6,225,975	15,156,671	3,537,381
Controlled investments	(8,511,872)	(576,287)	10,644,672	(3,280,674)
Foreign currency translation	(151,144)	145,276	(325,055)	218,571
Net change in unrealized appreciation (depreciation)	(9,478,182)	3,097,717	54,617,543	54,479,126
Net realized and unrealized gain (loss) before taxes	(5,555,823)	3,106,079	(18,094,486)	2,871,062
Deferred taxes	(1,810,391)	—-	(1,810,391	—-
Net realized and unrealized gain (loss) after taxes	(7,366,214)	3,106,079	(19,904,877)	2,871,062
Net Increase (Decrease) in Net Assets Resulting from Operations	$ 4,171,490	$ 16,975,375	$ 3,255,773	$ 31,305,658
Net Investment Income Per Share—basic	$ 0.16	$ 0.19	$ 0.32	$ 0.39
Earnings (Loss) Per Share—basic	$ 0.06	$ 0.23	$ 0.05	$ 0.43
Average Shares Outstanding—basic	71,705,463	72,929,346	72,341,433	72,867,332
Net Investment Income Per Share—diluted	$ 0.16	$ 0.19	$ 0.31	$ 0.38
Earnings (Loss) Per Share—diluted	$ 0.06	$ 0.22	$ 0.05	$ 0.42
Average Shares Outstanding—diluted	88,699,200	86,187,472	89,335,170	84,454,044
Distributions Declared Per Share	$ 0.18	$ 0.18	$ 0.36	$ 0.36

Supplemental Information

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Until March 6, 2017, the Company recorded its liability for incentive management fees based on income as it became legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter until March 6, 2017 was based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the pro-rated period until March 6, 2017. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to such fees in the prior three quarters caused the Company’s incentive management fee expense to become concentrated in the fourth quarter of each year. Management believes that reflecting incentive management fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period until March 6, 2017, with the formula applied to each quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an upper limit of each quarter’s incremental incentive management fees that the Company may become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. These estimates represent upper limits because, in any calendar year, subsequent quarters’ investment underperformance could reduce the incentive management fees payable by the Company with respect to prior quarters’ operating results. After March 6, 2017, incentive management fees based on income have been calculated for each calendar quarter and are paid on a quarterly basis if certain thresholds are met. The Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. In addition, on March 7, 2017, BlackRock Advisors, in consultation with the Company’s Board of Directors, agreed to waive incentive fees based on income after March 6, 2017 to December 31, 2018. BCIA has agreed to honor such waiver. For a more detailed description of the Company’s incentive management fee, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, on file with the Securities and Exchange Commission ("SEC").

Computations for the periods below are derived from the Company's financial statements as follows:

	Three months ended June 30, 2018	Three months ended June 30, 2017	Six months ended June 30, 2018	Six months ended June 30, 2017
GAAP Basis:
Net Investment Income	$ 11,537,704	$ 13,869,296	$ 23,160,650	$ 28,434,596
Net Investment Income per share	0.16	0.19	0.32	0.39
Addback: GAAP incentive management fee expense based on Gains	—	—	—	—
Addback: GAAP incentive management fee expense based on Income	—	—	—	—
Pre-Incentive Fee[1]:
Net Investment Income	$ 11,537,704	$ 13,869,296	$ 23,160,650	$ 28,434,596
Net Investment Income per share	0.16	0.19	0.32	0.39
Less: Incremental incentive management fee expense based on Income	—	—	—	—
As Adjusted[2]:
Net Investment Income	$ 11,537,704	$ 13,869,296	$ 23,160,650	$ 28,434,596
Net Investment Income per share	0.16	0.19	0.32	0.39

  Note:  The Net Investment Income amounts for the three and six months ended June 30, 2018 are net of incentive management fees based on income and a corresponding incentive management fee waiver in the amounts of $1,921,506 and $3,656,701, respectively. For the periods shown, there is no difference between the GAAP and as adjusted figures; however, there may be a difference in future periods.

1 Pre-Incentive Fee: Amounts are adjusted to remove all incentive management fees.  Such fees are calculated but not necessarily due and payable at this time.

2 As Adjusted: Amounts are adjusted to remove the incentive management fee expense based on gains, as required by GAAP, and to include only the incremental incentive management fee expense based on Income.  Until March 6, 2017, the incremental incentive management fee was calculated based on the current quarter's incremental earnings, and without any reduction for incentive management fees paid during the prior calendar quarters.  After March 6, 2017, incentive management fee expense based on income has been calculated for each calendar quarter and may be paid on a quarterly basis if certain thresholds are met.  Amounts reflect the Company's ongoing operating results and reflect the Company's financial performance over time.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment Corporation may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment Corporation’s future financial or business performance, strategies or expectations.  Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time.  Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update forward-looking statements.  Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment Corporation’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com.  The information contained on our website is not a part of this press release.

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